Exhibit 99.9

October 25, 2012

Project Ironwood

Amended and Restated Commitment Letter

Integrated Device Technology, Inc.

6024 Silver Creek Valley Road

San Jose, California 95138

Attention: Richard Crowley, Chief Financial Officer

Ladies and Gentlemen:

You (the “Borrower” or “you”) have advised J.P. Morgan Securities LLC (“JPMorgan” or the “Lead Arranger”) and JPMorgan Chase Bank, N.A. (“JPMCB”; and together with the Lead Arranger, the “Commitment Parties” or “we” or “us”) that you intend to acquire all of the equity interests (the “Acquisition”) of PLX Technology, Inc. (the “Target”) and consummate the other transactions described on Exhibit A hereto. Capitalized terms used but not defined herein are used with the meanings assigned to them on the Exhibits attached hereto (such Exhibits, together with this letter, collectively, the “Commitment Letter”). In connection with the foregoing, you have requested that the Lead Arranger agree to structure and arrange a senior secured credit facility consisting of a revolving credit facility in an initial aggregate principal amount of $50,000,000 (the “Revolving Credit Facility”). The purchase price for the Acquisition shall be approximately $330,000,000 and the sources and uses of funds necessary to consummate the Acquisition are set forth on Appendix A to this commitment letter.

1.	Commitments

In connection with the Transactions, JPMCB is pleased to advise you of its commitment to provide the entire amount of the Revolving Credit Facility upon the terms and conditions set forth in this letter and Exhibits B and C hereto (collectively, the “Term Sheet”).

2.	Titles and Roles

It is agreed that: (i) the JPMorgan will act as sole lead arranger and sole bookrunner for the Revolving Credit Facility and (ii) JPMCB will act as the sole and exclusive administrative agent for the Revolving Credit Facility.

You agree that no other agents, co-agents, arrangers, co-arrangers, bookrunners, co-bookrunners, managers or co-managers will be appointed, no other titles will be awarded and no compensation (other than that expressly contemplated by the Term Sheet and Fee Letter referred to below) will be paid in connection with the Revolving Credit Facility unless you and we shall so reasonably agree (it being understood and agreed that no other agent, co-agent, arranger, co-arranger, bookrunner, co-bookrunner, manager or co-manager shall be entitled to greater economics in respect of the Revolving Credit Facility than the Commitment Parties).

3.	[Intentionally Omitted.]

4.	Information

You hereby represent and warrant that (with respect to any information relating to the Target and its subsidiaries, to your knowledge) (a) all information, other than the Projections and information of a general economic or industry specific nature (the “Information”), that has been or will be made available to us by you or any of your representatives in connection with the transactions contemplated hereby, when taken as a whole, does not or will not, when furnished to us, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (giving effect to all supplements thereto) and (b) the financial projections and other forward-looking information (the “Projections”) that have been or will be made available to us by you or any of your representatives in connection with the transactions contemplated hereby have been or will be prepared in good faith based upon assumptions believed by you to be reasonable at the time furnished to us (it being recognized by the Commitment Parties that such Projections are as to future events and are not to be viewed as facts, the Projections are subject to significant uncertainties and contingencies, many of which are beyond your control, that no assurance can be given that any particular Projections will be realized and that actual results during the period or periods covered by any such Projections may differ significantly from the projected results and such differences may be material). You agree that if, at any time prior to the Closing Date, you become aware that any of the representations in the preceding sentence is incorrect, in any material respect, then you will (or, with respect to the Information and Projections relating to the Target and its subsidiaries, will use commercially reasonable efforts to) promptly supplement the Information and the Projections so that (with respect to Information and Projections relating to the Target and its subsidiaries, to your knowledge) such representations are correct, in all material respects, under those circumstances. You understand that in arranging the Revolving Credit Facility we may use and rely on the Information and Projections without independent verification thereof.

5.	Fees

As consideration for the commitments and agreements of the Commitment Parties hereunder, you agree to pay or cause to be paid the nonrefundable fees described in the Amended and Restated Fee Letter dated the date hereof and delivered herewith (the “Fee Letter”) on the terms and subject to the conditions set forth therein.

6.	Conditions

Each Commitment Party’s commitments and agreements hereunder are subject to the conditions set forth in this Section 6, in Exhibit C and in Exhibit B under the heading “CERTAIN CONDITIONS – Initial Conditions”.

Notwithstanding anything in this Commitment Letter, the Fee Letter, the Credit Documentation (as defined in the Term Sheet) or any other letter agreement or other undertaking concerning the Transaction to the contrary, (a) the only representations relating to you, your subsidiaries, the Target and its subsidiaries and their respective businesses the accuracy of which shall be a condition to availability of the Revolving Credit Facility on the Closing Date shall be (i) such of the representations made by the Target in the Acquisition Agreement as are material to the interests of the Lenders (as defined in the Term Sheet), but only to the extent that the accuracy of any such representation is a condition to your obligations to close under the Acquisition Agreement or you have the right to terminate your obligations under the Acquisition Agreement as a result of a breach of such representations in the Acquisition Agreement (the “Acquisition Agreement Representations”) and (ii) the Specified Representations (as

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defined below), and (b) the terms of the Credit Documentation shall be in a form such that they do not impair availability of the Revolving Credit Facility on the Closing Date if the conditions set forth in this Commitment Letter are satisfied (it being understood that, to the extent any collateral (including the grant or perfection of any security interest) referred to in the Term Sheet is not or cannot be provided and/or perfected on the Closing Date (other than the grant and perfection of security interests (i) in assets with respect to which a lien may be perfected solely by the filing of a financing statement under the Uniform Commercial Code (“UCC”) and (ii) in capital stock of domestic subsidiaries with respect to which a lien may be perfected by the delivery of a stock certificate) after your use of commercially reasonable efforts to do so without undue burden or expense, then the provision of and/or perfection of a security interest in such collateral shall not constitute a condition precedent to the availability of the Revolving Credit Facility on the Closing Date, but may instead be provided after the Closing Date pursuant to arrangements and timing to be mutually agreed). For purposes hereof, “Specified Representations” means the representations and warranties referred to in the Term Sheet relating to corporate existence, corporate power and authority, due authorization, execution and delivery of, and enforceability of, the Credit Documentation, effectiveness, validity and perfection of liens under the security documents (subject to the limitation set forth in the preceding sentence), no conflicts with organizational documents, governmental approvals, use of proceeds, Investment Company Act, solvency as of the Closing Date (after giving effect to the Transactions), accuracy and completeness of the Borrower’s financial statements and Federal Reserve regulations. Notwithstanding anything in this Commitment Letter or the Fee Letter to the contrary, the only conditions to availability of the Revolving Credit Facility on the Closing Date are set forth in this Section 6, in Exhibit B under the heading “CERTAIN CONDITIONS – Initial Conditions” and in Exhibit C. This paragraph, and the provisions herein, shall be referred to as the “Limited Conditionality Provision”.

Each Commitment Party’s commitments and agreements hereunder are further subject to (a) since April 1, 2012, there not having been any change, development or event that, individually or in the aggregate, has had or could reasonably be expected to have a material adverse effect on the business, assets, condition (financial or otherwise), results of operations or prospects of the Borrower and its subsidiaries, taken as a whole, (b) there not occurring a Target Material Adverse Effect and (c) such Commitment Party’s satisfaction that there is no competing offering, placement, arrangement or syndication of any debt securities or other debt financing by or on behalf of the Borrower or the Target and their respective subsidiaries. As used herein, “Target Material Adverse Effect” means any change, event, effect, occurrence, state of facts or development that, individually or in the aggregate, (i) has had or would reasonably be expected to have a materially adverse effect on the business, results of operations or condition (financial or otherwise) of the Target and the Target’s subsidiaries, taken as a whole or (ii) prevents or materially delays, or would reasonably be expected to prevent or materially delay, consummation of the “Offer” (as defined in the Acquisition Agreement) or the Acquisition or the performance by the Target (including Target’s subsidiaries) of any of its material obligations under the Acquisition Agreement, except for, in the case of clause (i), any changes, events, effects, occurrences, state of facts or developments attributable to: (a) changes in general economic or political conditions or financial or securities markets in general in any location where the Target or the Target’s subsidiaries have material operations, (b) changes in conditions generally affecting the principal industry in which the Target and the Target’s subsidiaries operate, (c) changes in GAAP or applicable “Law” (as defined in the Acquisition Agreement), or enforcement or interpretation thereof, in each case as applicable to the Target and the Target’s subsidiaries, (d) acts of war, armed hostilities, sabotage or terrorism, or any escalation or worsening of any acts of war, armed hostilities, sabotage or terrorism, (e) any hurricane, tornado, flood, earthquake, tsunami, volcano eruption or other natural disaster, (f) the execution, delivery, announcement or pendency of the Acquisition Agreement, the Target’s compliance with the terms of the Acquisition Agreement or the anticipated consummation of the “Offer” (as defined in the Acquisition Agreement) or the Acquisition, including the impact thereof on the relationships, contractual or otherwise, of the Target or any of the Target’s subsidiaries with employees, labor unions, customers, suppliers or business

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partners, (g) any legal proceedings made or brought by any current or former securityholders of the Target (on their own behalf or on behalf of the Target) arising out of or related to the Acquisition Agreement or any of the transactions contemplated by the Acquisition Agreement, (h) any failure by the Target to meet any internal or published projections, forecasts, estimates or projections in respect of revenues, cash flow, earnings or other financial or operating metrics for any period or (i) any changes in the market price or trading volume of shares of the Target’s “Common Stock” (as defined in the Acquisition Agreement); provided, however, that (1) the underlying cause(s) of such change or failure shall not be excluded in the case of clauses (h) and (i) and (2) any changes, events, effects, occurrences, state of facts or developments to the extent the same disproportionately affect (individually or together with other changes, events, effects, occurrences, state of facts or developments) the Target and the Target’s subsidiaries, taken as a whole, as compared to other persons operating in the same principal industries and geographic markets in which the Target and the Target’s subsidiaries operate shall be excluded to such extent in the case of clauses (a), (b), (c), (d) and (e).

7.	Indemnification and Expenses

You agree (a) to indemnify and hold harmless the Commitment Parties, their affiliates and their respective directors, officers, employees, advisors, agents and other representatives (each, an “indemnified person”) from and against any and all losses, claims, damages and liabilities to which any such indemnified person may become subject arising out of or in connection with this Commitment Letter, the Fee Letter, the Revolving Credit Facility, the use of the proceeds thereof or the Acquisition and the Transactions or any claim, litigation, investigation or proceeding (a “Proceeding”) relating to any of the foregoing, regardless of whether any indemnified person is a party thereto, whether or not such Proceedings are brought by you, your equity holders, affiliates, creditors or any other person, and to reimburse each indemnified person upon demand for any reasonable legal or other out-of-pocket expenses incurred in connection with investigating or defending any of the foregoing, provided that the foregoing indemnity will not, as to any indemnified person, apply to losses, claims, damages, liabilities or related expenses to the extent they are found by a final, nonappealable judgment of a court of competent jurisdiction to arise from (i) the willful misconduct or gross negligence of such indemnified person or its affiliates, directors, officers, employees, advisors, agents or other representatives (collectively, the “Related Parties”) or (ii) a material breach of the obligations of such indemnified person or any of its Related Parties under this Commitment Letter, the Term Sheet or the Fee Letter (as determined by a court of competent jurisdiction in a final and non-appealable decision pursuant to a claim initiated by the Borrower) and (b) regardless of whether the Closing Date occurs, to reimburse each Commitment Party and its affiliates for all reasonable out-of-pocket expenses that have been invoiced prior to the Closing Date or following termination or expiration of the commitments hereunder (including due diligence expenses, travel expenses, and the fees, charges and disbursements of one primary counsel, one local counsel in each other relevant jurisdiction, and additional counsel in light of actual or potential conflicts of interest or the availability of different claims or defenses) incurred in connection with each of the Revolving Credit Facility and any related documentation (including this Commitment Letter and the definitive financing documentation) or the administration, amendment, modification or waiver thereof. No indemnified person shall be liable for any damages arising from the use by others of Information or other materials obtained through electronic, telecommunications or other information transmission systems, except to the extent any such damages are found by a final, nonappealable judgment of a court of competent jurisdiction to arise from the gross negligence or willful misconduct of such indemnified person (or any of its Related Parties). None of the indemnified persons or you, the Target or any of your or their respective affiliates or the respective directors, officers, employees, advisors, and agents of the foregoing shall be liable for any indirect, special, punitive or consequential damages in connection with this Commitment Letter, the Fee Letter, the Revolving Credit Facility or the transactions contemplated hereby, provided that nothing contained in this sentence shall limit your indemnity and reimbursement obligations to the extent set forth in this Section 7.

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8.	Sharing of Information, Absence of Fiduciary Relationship, Affiliate Activities

You acknowledge that each Commitment Party (or an affiliate) is a full service securities firm and such person may from time to time effect transactions, for its own or its affiliates’ account or the account of customers, and hold positions in loans, securities or options on loans or securities of you, the Target, your or the Target’s respective affiliates and of other companies that may be the subject of the transactions contemplated by this Commitment Letter. In addition, each Commitment Party and its affiliates will not use confidential information obtained from you or your affiliates or on your or their behalf by virtue of the transactions contemplated hereby in connection with the performance by such Commitment Party and its affiliates of services for other companies or persons and the Commitment Party and its affiliates will not furnish any such information to any of their other customers. You also acknowledge that the Commitment Parties and their respective affiliates have no obligation to use in connection with the transactions contemplated hereby, or to furnish to you, confidential information obtained from other companies or persons.

You further acknowledge and agree that (a) no fiduciary, advisory or agency relationship between you and the Commitment Parties is intended to be or has been created in respect of any of the transactions contemplated by this Commitment Letter, irrespective of whether the Commitment Parties have advised or are advising you on other matters, (b) the Commitment Parties, on the one hand, and you, on the other hand, have an arm’s length business relationship that does not directly or indirectly give rise to, nor do you rely on, any fiduciary duty to you or your affiliates on the part of the Commitment Parties, (c) you are capable of evaluating and understanding, and you understand and accept, the terms, risks and conditions of the transactions contemplated by this Commitment Letter, (d) you have been advised that the Commitment Parties are engaged in a broad range of transactions that may involve interests that differ from your interests and that the Commitment Parties have no obligation to disclose such interests and transactions to you, (e) you have consulted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate, (f) each Commitment Party has been, is, and will be acting solely as a principal and, except as otherwise expressly agreed in writing by it and the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for you, any of your affiliates or any other person or entity and (g) none of the Commitment Parties has any obligation to you or your affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein or in any other express writing executed and delivered by such Commitment Party and you or any such affiliate. You hereby waive and release to the fullest extent permitted by applicable law any claims that you may have against any Commitment Party and their respective affiliates with respect to any breach of agency or fiduciary duty.

In particular, you acknowledge that JPMorgan is acting as a buy side financial advisor to you in connection with the Acquisition. You agree that you will not claim that JPMorgan has rendered advisory services of any nature or respect with respect to the Revolving Credit Facility contemplated hereby. You agree not to assert or allege any claim based on actual or potential conflict of interest arising or resulting from, on the one hand, the engagement of JPMorgan in such capacity and the obligations of JPMorgan hereunder, on the other hand.

9.	Confidentiality

This Commitment Letter is delivered to you on the understanding that neither this Commitment Letter nor the Fee Letter nor any of their terms or substance shall be disclosed by you, directly or indirectly, to any other person except (a) you and your officers, directors, employees, attorneys, accountants, agents and advisors who are directly involved in the consideration of this matter and on a confidential and need-to-know basis and, on a confidential and need-to-know basis, those of the Target (provided that any disclosure of the Fee Letter or its terms or substance to the Target or its officers,

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directors, employees, attorneys, accountants, agents or advisors shall be redacted in a manner reasonably satisfactory to the Commitment Parties in their sole discretion), (b) in any legal, judicial or administrative proceeding or as otherwise required by law or regulation or as requested by a governmental authority (in which case you agree, to the extent practicable and permitted by applicable law, to inform us promptly in thereof prior to its disclosure), (c) upon notice to the Commitment Parties, this Commitment Letter and the existence and contents hereof (but not the Fee Letter or the contents thereof) may be disclosed in any marketing material in connection with the Revolving Credit Facility or in connection with any public filing requirement, (d) you may, to the extent required pursuant to United States federal and state securities law, disclose the existence and terms of this Commitment Letter in any proxy statement or other public filing and (e) the Term Sheet may be disclosed to potential Lenders and to any rating agency in connection with the Acquisition and the Revolving Credit Facility; provided that the foregoing restrictions shall cease to apply in respect to the existence and contents of this Commitment Letter (but not in respect of the Fee Letter and its terms and substance) after this Commitment Letter has been accepted by you.

The Commitment Parties and their affiliates shall use all nonpublic information received by them in connection with the Acquisition and the related transactions solely for the purposes of providing the services that are the subject of this Commitment Letter and shall treat confidentially all such information and shall not publish, disclose or otherwise divulge such information; provided, however, that nothing herein shall prevent any Commitment Party from disclosing any such information (a) to rating agencies in consultation and coordination with you, (b) to any Lenders or participants or prospective Lenders or participants, (c) in any legal, judicial, administrative proceeding or other compulsory process or as required by applicable law or regulations based on advice of counsel (in which case the Commitment Parties agree (except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority), to the extent practicable and not prohibited by applicable law, to inform you promptly thereof prior to disclosure), (d) upon the request or demand of any regulatory authority having jurisdiction over such Commitment Party or its affiliates, (e) to the employees, legal counsel, independent auditors, professionals and other experts or agents of such Commitment Party (collectively, “Representatives”) who are informed of the confidential nature of such information and are or have been advised of their obligation to keep information of this type confidential, (f) to any of its respective affiliates (provided that any such affiliate is advised of its obligation to retain such information as confidential, and such Commitment Party shall be responsible for its affiliates’ compliance with this paragraph) solely in connection with the Acquisition and any related transactions, (g) to the extent any such information becomes publicly available other than by reason of disclosure by such Commitment Party, its affiliates or Representatives in breach of this Commitment Letter and (h) for purposes of establishing a “due diligence” defense; provided that the disclosure of any such information to any Lenders or prospective Lenders or participants or prospective participants referred to above shall be made subject to the acknowledgment and acceptance by such Lender or prospective Lender or participant or prospective participant that such information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as is otherwise reasonably acceptable to you and each Commitment Party, including, without limitation, as agreed in any Information Materials or other marketing materials) in accordance with the standard syndication processes of such Commitment Party or customary market standards for dissemination of such type of information. The provisions of this paragraph shall automatically terminate two years following the date of this Commitment Letter.

10.	Miscellaneous

This Commitment Letter shall not be assignable by any party hereto without the prior written consent of each party hereto (and any purported assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto and the indemnified persons and is not

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intended to and does not confer any benefits upon, or create any rights in favor of, any person other than the parties hereto and the indemnified persons to the extent expressly set forth herein.

The Commitment Parties reserve the right to employ the services of their affiliates in providing services contemplated hereby and to allocate, in whole or in part, to their affiliates certain fees payable to the Commitment Parties in such manner as the Commitment Parties and their affiliates may agree in their sole discretion. This Commitment Letter may not be amended or waived except by an instrument in writing signed by you and each Commitment Party. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Commitment Letter by facsimile or electronic transmission (e.g., “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart hereof. This Commitment Letter and the Fee Letter are the only agreements that have been entered into among us and you with respect to the Revolving Credit Facility and set forth the entire understanding of the parties with respect thereto. This Commitment Letter and any claim, controversy or dispute (whether arising in contract, equity, tort or otherwise) arising under or related to this Commitment Letter shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York.

You and we hereby irrevocably and unconditionally submit to the exclusive jurisdiction of any state or Federal court sitting in the Borough of Manhattan in the City of New York over any suit, action or proceeding arising out of or relating to the Transactions or the other transactions contemplated hereby, this Commitment Letter or the Fee Letter or the performance of services hereunder or thereunder. You and we agree that service of any process, summons, notice or document by registered mail addressed to you or us shall be effective service of process for any suit, action or proceeding brought in any such court. You and we hereby irrevocably and unconditionally waive any objection to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding has been brought in any inconvenient forum or otherwise based on lack of personal jurisdiction or improper venue. You and we hereby irrevocably agree to waive trial by jury in any suit, action, proceeding, claim or counterclaim brought by or on behalf of any party related to or arising out of the Transactions, this Commitment Letter or the Fee Letter or the performance of services hereunder or thereunder.

Each of the Commitment Parties hereby notifies you that, pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law on October 26, 2001) (the “PATRIOT Act”), it is required to obtain, verify and record information that identifies the Borrower and each Guarantor, which information includes names, addresses, tax identification numbers and other information that will allow such Lender to identify the Borrower and each Guarantor in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act and is effective for the Commitment Parties and each Lender.

The indemnification, fee, expense, jurisdiction and confidentiality provisions contained herein and in the Fee Letter shall remain in full force and effect regardless of whether definitive financing documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or the commitments hereunder; provided that your obligations under this Commitment Letter (other than your obligations with respect to confidentiality of the Fee Letter and the contents thereof) shall automatically terminate and be superseded by the comparable provisions of the Credit Documentation upon the initial funding thereunder, and you shall automatically be released from all liability in connection therewith at such time.

This Commitment Letter amends and restates and supersedes in its entirety the Commitment Letter dated April 30, 2012 among the Borrower and the Commitment Parties.

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If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms of this Commitment Letter and the Fee Letter by returning to us executed counterparts of this Commitment Letter and the Fee Letter not later than 5:00 p.m., New York City time, on October 30, 2012. This offer will automatically expire at such time if we have not received such executed counterparts in accordance with the preceding sentence. In the event that the initial borrowing under the Revolving Credit Facility does not occur on or before the Expiration Date, then this Commitment Letter and the commitments hereunder shall automatically terminate unless we shall, in our discretion, agree to an extension. “Expiration Date” means the earliest of (i) January 31, 2013, (ii) the closing of the Acquisition without the use of the Revolving Credit Facility and (iii) the termination of the Acquisition Agreement prior to closing of the Acquisition or the date of abandonment of the Acquisition or termination of your obligations under the Acquisition Agreement to consummate the Acquisition in accordance with the terms thereof.

[Signature Pages Follow]

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We are pleased to have been given the opportunity to assist you in connection with this important financing.

Very truly yours,

J.P. MORGAN SECURITIES LLC

By:	/s/ Dan Alster
Name:	Dan Alster
Title:	Executive Director

JPMORGAN CHASE BANK, N.A.

By:	/s/ Gerardo B. Loera
Name:	Gerardo B. Loera
Title:	Vice President

Accepted and agreed to as of the date first written above by:

INTEGRATED DEVICE TECHNOLOGY, INC.

By:	/s/ Richard D. Crowley, Jr.
Name:	Richard D. Crowley, Jr.
Title:	Senior Vice President, Chief Financial Officer

Amended and Restated Commitment Letter

ANNEX A

SOURCES AND USES

Sources:

Stock consideration	$165,000,000
Target cash	$20,000,000
BAML credit facility	$135,000,000
Revolving Credit Facility	$39,000,000

TOTAL	$359,000,000

Uses:

Purchase price for Acquisition (excluding fees and expenses)	$330,000,000
Retire existing debt of Target	$14,000,000
Fees and expenses	$15,000,000

TOTAL	$359,000,000

Commitment Letter

EXHIBIT A

PROJECT IRONWOOD

TRANSACTION SUMMARY

Capitalized terms used but not defined in this Exhibit A shall have the meanings set forth in the Commitment Letter to which this Exhibit A is attached and in Exhibits B and C thereto.

Integrated Device Technology, Inc. (the “Borrower”) will acquire all of the equity interests (the “Acquisition”) of PLX Technology, Inc. (the “Target”) pursuant to an Agreement and Plan of Merger (together with all exhibits, schedules and disclosure letters thereto, the “Acquisition Agreement”) dated as of April 30, 2012 among the Borrower, Pinewood Acquisition Corp., Pinewood Merger Sub, LLC, and the Target. In connection therewith, it is intended that:

(a) The Borrower will obtain a revolving credit facility (the “Revolving Credit Facility”) in an initial aggregate principal amount of up to $50,000,000, as such Revolving Credit Facility is described in Exhibit B.

(b) A portion of the proceeds of the Revolving Credit Facility on the Closing Date may be applied (i) to refinance certain existing indebtedness of the Target, (ii) to pay all or a portion of the cash consideration for the Acquisition and (iii) to pay the fees and expenses incurred in connection with the Transactions (such fees and expenses, the “Transaction Costs”).

The transactions described above are collectively referred to herein as the “Transactions”. For purposes of this Commitment Letter and the Fee Letter, “Closing Date” shall mean the date of the satisfaction or waiver of the conditions set forth in Section 6 of the Commitment Letter, in Exhibit B and in Exhibit C and the initial funding under the Revolving Credit Facility.

EXHIBIT B

PROJECT IRONWOOD

SENIOR SECURED CREDIT FACILITY

Summary of Terms and Conditions

October 25, 2012

I.	Parties

Borrower:	Integrated Device Technology, Inc. (the “Borrower”).

Guarantors:

The Borrower’s material direct and indirect domestic subsidiaries (as materiality shall be agreed upon by the Borrower and the Administrative Agent, the “Guarantors”) shall unconditionally guaranty all of the Borrower’s obligations under and in connection with the Revolving Credit Facility (as defined below) and certain interest rate swaps, currency or other hedging obligations and banking services obligations owing to any Lender or any affiliate thereof; provided that Guarantors shall not include, (a) immaterial subsidiaries (to be defined in a mutually acceptable manner as to individual and aggregate revenues or assets excluded), (b) any subsidiary that is prohibited by applicable law, rule or regulation or by any contractual obligation existing on the Closing Date from guaranteeing the Revolving Credit Facility or which would require U.S. governmental (including regulatory) consent, approval, license or authorization to provide a Guarantee unless such consent, approval, license or authorization has been received, (c) any subsidiary organized outside the United States and (d) not-for-profit subsidiaries, if any.

Notwithstanding the foregoing, subsidiaries may be excluded from the guarantee requirements in circumstances where the Borrower and the Administrative Agent reasonably agree that the cost of providing such a guarantee is excessive in relation to the value afforded thereby.

Collateral:

The obligations of the Borrower and the Guarantors under the Revolving Credit Facility shall be secured by (i) a first priority perfected security interest in and lien on the existing and future real and personal property of the Borrower and each Guarantor and (ii) a pledge of, and a first perfected security interest in (A) 100% of the equity interests of each of the Borrower’s existing and future direct and indirect domestic subsidiaries and (B) 100% of the non-voting equity interests and 65% of the voting equity interests of each of the Borrower’s direct and indirect first-tier material foreign subsidiaries (other than the Borrower’s current first-tier subsidiary organized under the laws of Cayman Islands, IDTI (Cayman) Limited so long as the Master Repurchase Agreement, dated as of June 13, 2011, between Bank of America, N.A. as “Buyer” and Integrated Device Technology, Inc. as “Seller” and the related agreements, including any extension thereof or refinancing thereof by Bank of America, N.A. (the “BAML Facility”)) remains in effect and has not been terminated). Furthermore, in the event the BAML Facility has been repaid in full and terminated, the Borrower shall use commercially reasonable efforts to cause the dissolution or liquidation of the Borrower’s Cayman Islands subsidiaries such that the Borrower’s Bermuda subsidiary shall be a first-tier foreign subsidiary. All of the collateral security described above is referred to collectively as the “Collateral”. The Collateral will also secure certain interest rate swaps, currency or other hedging obligations and banking services obligations owing to any Lender or any affiliate thereof.

Notwithstanding anything to the contrary, the Collateral shall exclude the following: (i) any fee-owned real property with a fair market value of less than an amount to be mutually and reasonably agreed (with all required mortgages being permitted to be delivered post-closing) and all leasehold interests (including that there shall be no requirements to deliver landlord lien waivers, estoppels and collateral access letters), (ii) assets subject to certificates of title (other than motor vehicles subject to certificates of title, provided that perfection of security interests in such motor vehicles, if not excluded entirely, as set forth below in clause (viii), shall be limited to the filing of Uniform Commercial Code financing statements), letter of credit rights (other than to the extent the security interest in such letter of credit right may be perfected by the filing of Uniform Commercial Code financing statements) with a value of less than an amount to be mutually and reasonably agreed and commercial tort claims with a value of less than an amount to be mutually and reasonably agreed, (iii) pledges and security interests prohibited by applicable U.S. law, rule or regulation or agreements with any U.S. governmental authority, (iv) equity interests in any person other than wholly owned subsidiaries to the extent not permitted by the terms of such subsidiary’s organizational or joint venture documents, (v) any amount in excess of 65% of the voting equity interests of any foreign subsidiary (which shall include, for this purpose, any domestic subsidiary substantially all of the assets of which consists of equity interests in subsidiaries organized outside the United States) owned directly by the Borrower or a subsidiary of the Borrower), (vi) any lease, license or other agreement or any property subject to a purchase money security interest or similar arrangement to the extent that a grant of a security interest therein would violate or invalidate such lease, license or agreement or purchase money arrangement or create a right of termination in favor of any other party thereto (other than the Borrower or a Guarantor) after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code, other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the Uniform Commercial Code notwithstanding such prohibition, (vii) those assets as to which the Administrative Agent and the Borrower reasonably agree that the cost of obtaining such a security interest or perfection thereof are excessive in relation to the benefit to the Lenders of the security to be afforded thereby, (viii) trust accounts, payroll accounts and escrow accounts, (ix) cash to secure letter of credit reimbursement obligations to the extent such secured letters of credit are issued or permitted, and such cash collateral is permitted, under the Credit Documentation (as amended, waived, supplemented or modified from time to time), (x) any application for registration of a Trademark filed with the US Patent and Trademark Office (“PTO”) on an intent-to-use basis if the grant of a security interest therein would impair the validity or enforceability of such intent to use trademark applications under applicable federal law until such time (if any) as a statement of use or amendment to allege use is accepted by the PTO, at which time such Trademark shall automatically become part of the Collateral, (xi) foreign assets, and (xii) other exceptions to be mutually and reasonably agreed upon (the foregoing described in clauses (i), (ii), (iii), (iv), (v), (vi), (vii), (viii), (ix), (x), (xi) and (xii) are, collectively, the “Excluded Assets”). In addition, in no event shall (x) control agreements or control or similar arrangements be required with respect to deposit or securities accounts unless so requested by the Administrative Agent and (y) the Borrower or any of its subsidiaries be required to take any action with respect to the creation or perfection of liens under foreign law with respect to any Collateral (other than foreign law governed pledge agreements covering equity interests in first-tier foreign subsidiaries). Additionally, the Credit Documentation shall contain provisions allowing for release from the Collateral of (i) assets sold to a person who is not the Borrower or any subsidiary of the Borrower in compliance with the Credit Documentation (as amended, waived, supplemented or modified from time to time) and (ii) assets owned by a subsidiary Guarantor after release of the subsidiary Guarantor in compliance with the Credit Documentation (as amended, waived, supplemented or modified from time to time).

All the above-described pledges, security interests and mortgages shall be created on terms to be set forth in the Credit Documentation; and none of the Collateral shall be subject to other pledges, security interests or mortgages (except permitted liens) and other exceptions.

Sole Lead Arranger and Sole Bookrunner:	J.P. Morgan Securities LLC (“JPMorgan” and, in such capacity, the “Lead Arranger”).

Administrative Agent:	JPMorgan Chase Bank, N.A. (“JPMCB” and, in such capacity, the “Administrative Agent”).

Lenders:	A syndicate of banks, financial institutions and other entities, including JPMCB, arranged by the Lead Arranger (collectively, the

“Lenders”) and approved (such approval not to be unreasonably withheld, conditioned or delayed) by the Borrower.

II.	Revolving Credit Facility

Type and Amount of Facility:	Five-year revolving credit facility (the “Revolving Credit Facility”) in an amount of $50,000,000 (the loans thereunder, the “Revolving Credit Loans”).

Availability:	The Revolving Credit Facility shall be available on a revolving basis during the period commencing on the Closing Date and ending on the fifth anniversary thereof (the “Maturity Date”).

Letters of Credit:

A portion of the Revolving Credit Facility not in excess of $10,000,000 shall be available for the issuance of letters of credit (the “Letters of Credit”) by JPMCB (in such capacity, the “Issuing Lender”). No Letter of Credit shall have an expiration date after the earlier of (a) one year after the date of issuance and (b) five business days prior to the Maturity Date, provided that any Letter of Credit with a one-year tenor may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (b) above).

Drawings under any Letter of Credit shall be reimbursed by the Borrower (whether with its own funds or with the proceeds of Revolving Credit Loans) on the same business day. To the extent that the Borrower does not so reimburse the Issuing Lender, the Lenders under the Revolving Credit Facility shall be irrevocably and unconditionally obligated to reimburse the Issuing Lender on a pro rata basis.

Swing Line Loans:

A portion of the Revolving Credit Facility not in excess of $10,000,000 shall be available for swing line loans (the “Swing Line Loans”) from JPMCB (in such capacity, the “Swing Line Lender”) on same-day notice. Any such Swing Line Loans will reduce availability under the Revolving Credit Facility on a dollar-for-dollar basis. Each Lender under the Revolving Credit Facility shall acquire, under certain circumstances, an irrevocable and unconditional pro rata participation in each Swing Line Loan.

Maturity:	The Maturity Date.

Purpose:

The proceeds of the Revolving Credit Loans shall be used to finance all or a portion of the consideration for the Acquisition and fees and expenses related thereto and for general corporate purposes of the Borrower and its subsidiaries in the ordinary course of business.

Expansion Feature:

Subsequent to the Closing Date, the Borrower may, at its option and subject to customary conditions to be mutually agreed upon, request to increase the aggregate amount of the Revolving Credit Facility or obtain incremental term loans in an amount up to $25,000,000 without the consent of any Lenders not participating in such increase. The requested increase(s) may be assumed by one or more existing lenders and/or by other financial institutions, as agreed by the Borrower and the Administrative Agent.

III.	Certain Payment Provisions

Fees and Interest Rates:	As set forth on Annex I.

Optional Prepayments and Commitment Reductions:

Revolving Credit Loans may be prepaid and commitments may be reduced at any time without premium or penalty (but subject to break funding payments) by the Borrower in minimum amounts to be agreed upon.

IV.	Certain Conditions

Initial Conditions:

The availability of the Revolving Credit Facility shall be conditioned only upon satisfaction of the conditions precedent set forth in Section 6 of the Commitment Letter and in Exhibit C thereto on or before the Expiration Date (the date upon which all such conditions shall be satisfied, the “Closing Date”).

On-Going Conditions:

The making of each extension of credit under the Revolving Credit Facility shall be conditioned upon (a) the accuracy of all representations and warranties in the Credit Documentation (including, without limitation, the material adverse change and litigation representations) in all material respects (and in all respects if qualified by materiality or material adverse effect) and (b) there being no default or event of default in existence at the time of, or after giving effect to the making of, such extension of credit. As used herein and in the Credit Documentation a “material adverse change” shall mean any event, development or circumstance that has had or could reasonably be expected to have a material adverse effect on (a) the business, assets, condition (financial or otherwise) or results of operations of the Borrower and its subsidiaries taken as a whole, (b) the ability of the Borrower to perform any of its obligations under the Credit Documentation or (c) the validity or enforceability of any of the Credit Documentation or the rights or remedies of the Administrative Agent and the Lenders thereunder.

V.	Certain Documentation Matters

The definitive documentation for the Revolving Credit Facility (the “Credit Documentation”) (a) will be negotiated in good faith on terms and conditions appropriate for transactions of this type (giving due regard to the operational requirements, size, industries, businesses, business practices and capital structure of the Borrower and its subsidiaries), and will contain only those conditions to borrowing, representations, warranties, covenants and events of default (in each case, subject to exceptions, materiality thresholds, baskets and qualifications to be mutually agreed upon) expressly set forth in this Summary of Terms and Conditions, together with other loan document provisions and other terms and provisions to be mutually and reasonably agreed upon, and (b) will be consistent with this Summary of Terms and Conditions:

Representations and Warranties:

The Representations and Warranties shall be limited to the following (subject to customary exceptions and thresholds to be mutually agreed upon): Financial statements; absence of undisclosed liabilities; no material adverse change; corporate existence and qualification; compliance with law and agreements; corporate power and authority; authorization, execution and enforceability of the Credit Documentation; no conflict with organizational documents, law or contractual obligations; no material litigation; no default; ownership of property; liens and collateral documents; intellectual property; no burdensome restrictions; taxes; Federal Reserve regulations; ERISA; Investment Company Act; subsidiaries; environmental matters; labor matters; accuracy of disclosure; use of proceeds; solvency; and security interest.

Affirmative Covenants:

The Affirmative Covenants shall be limited to the following: delivery of financial statements, reports, accountants’ letters, projections, officers’ certificates and other information requested by the Lenders; payment of other obligations; continuation of business and maintenance of existence and material rights and privileges; compliance with laws and material contractual obligations; maintenance of property and insurance; maintenance of books and records; right of the Lenders to inspect property and books and records; notices of defaults, litigation and other material events; compliance with environmental laws; use of proceeds; and guarantor and collateral requirements.

Financial Covenants:	The Borrower will comply with the following financial covenants:

•      Total Leverage Ratio. The Borrower shall maintain, as of the end of each of its fiscal quarters, a ratio of consolidated total indebtedness to consolidated rolling four-quarter EBITDA of not more than 2.50 to 1.00.

•      Interest Coverage Ratio. The Borrower shall maintain, as of the end of each of its fiscal quarters, a ratio of consolidated rolling four-quarter EBITDA to consolidated interest expense of not less than 3.00 to 1.00.

• Minimum Liquidity. The Borrower and its subsidiaries shall at all times maintain Liquidity of not less than $75,000,000.

Consolidated EBITDA will be defined to include add backs for all non-cash items and all extraordinary items.

As used herein:

“Liquidity” means, at any time of determination, the sum of (i) the dollar amount of unrestricted and unencumbered cash and cash equivalents of the Borrower and its subsidiaries and (ii) the undrawn availability under the Revolving Credit Facility at such time.

Financial covenants shall be calculated (i) without giving effect to any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any indebtedness or other liabilities of the Borrower or any subsidiary at “fair value”, as defined therein and (ii) without giving effect to any treatment of indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such indebtedness in a reduced or bifurcated manner as described therein, and such indebtedness shall at all times be valued at the full stated principal amount thereof.

Negative Covenants:

The Negative Covenants shall be limited to: limitations on: indebtedness; liens; mergers, consolidations, liquidations and dissolutions; sales of assets; dividends and other payments in respect of equity interests; investments, loans, advances, guarantees and acquisitions; capital expenditures; optional payments and modifications of subordinated debt instruments; transactions with affiliates; sale and leasebacks; swap agreements; changes in fiscal year; restrictive agreements; changes in lines of business; and amendments to the Acquisition Agreement and related transaction documents that could reasonably be expected to have a material adverse effect on the Lenders.

Events of Default:

The Events of Default shall be limited to the following: nonpayment of principal when due; nonpayment of interest, fees or other amounts after a grace period to be agreed upon; material inaccuracy of representations and warranties; Credit Documentation ceasing to be in full force and effect or the Borrower or any of its subsidiaries so asserting; violation of covenants (subject, in the case of certain affirmative covenants, to a grace period to be agreed upon); cross-default; bankruptcy events; certain ERISA events; material judgments; and a change of control (the definition of which is to be agreed).

Voting:

Amendments and waivers with respect to the Credit Documentation shall require the approval of Lenders holding greater than 50% of the aggregate amount of the Revolving Credit Loans, participations in Letters of Credit and Swing Line Loans and unused commitments under the Revolving Credit Facility, except that (a) the consent of each Lender directly affected thereby shall be required with respect to (i) reductions in the amount or extensions of the scheduled date of final maturity of any Revolving Credit

Loan, (ii) reductions in the rate of interest or any fee or extensions of any due date thereof and (iii) increases in the amount or extensions of the expiry date of any Lender’s commitment and (b) the consent of 100% of the Lenders shall be required with respect to (i) modifications to the pro rata sharing provisions or any of the voting percentages and (ii) releases of all or substantially all of the Collateral or Guarantors.

Assignments and Participations:

The Lenders shall be permitted to assign all or a portion of their Revolving Credit Loans and commitments with the consent, not to be unreasonably withheld, of (a) the Borrower (provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five business days after having received notice thereof), unless (i) the assignee is a Lender, an affiliate of a Lender or an approved fund or (ii) an Event of Default has occurred and is continuing, (b) the Administrative Agent, and (c) the Issuing Lender. In the case of partial assignments (other than to another Lender, to an affiliate of a Lender or an approved fund), the minimum assignment amount shall be $5,000,000, unless otherwise agreed by the Borrower and the Administrative Agent.

The Lenders shall also be permitted to sell participations in their Revolving Credit Loans. Participants shall have the same benefits as the Lenders with respect to yield protection and increased cost provisions. Voting rights of participants shall be limited to those matters with respect to which the affirmative vote of the Lender from which it purchased its participation would be required as described under “Voting” above. Pledges of Revolving Credit Loans in accordance with applicable law shall be permitted without restriction. Promissory notes shall be issued under the Revolving Credit Facility only upon request.

Yield Protection:

The Credit Documentation shall contain customary provisions (a) protecting the Lenders against increased costs or loss of yield resulting from changes in reserve, tax, capital adequacy, liquidity and other requirements of law (including reflecting that both (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof and (y) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III shall, in the case of each of the foregoing clause (x) and clause (y), be deemed to be a change in law regardless of the date enacted, adopted or issued) and from the imposition of or changes in withholding or other taxes and (b) indemnifying the Lenders for “breakage costs” incurred in connection with, among other things, any prepayment of a Eurodollar Loan (as defined in Annex I) on a day other than the last day of an interest period with respect thereto.

Expenses and Indemnification:

The Borrower shall pay (a) all reasonable out-of-pocket expenses of the Administrative Agent and the Lead Arranger and their affiliates associated with the preparation, execution, delivery and administration of the Credit Documentation and any amendment or waiver with respect thereto (including the reasonable fees, disbursements and other charges of counsel) and (b) all out-of-pocket expenses of the Administrative Agent and the Lenders (including the fees, disbursements and other charges of counsel) in connection with the enforcement of the Credit Documentation.

The Administrative Agent, the Lead Arranger, the Lenders and their affiliates and the respective officers, directors, employees, advisors and agents of such persons will have no liability for, and will be indemnified and held harmless against, any loss, liability, cost or expense incurred in respect of the financing contemplated hereby or the use or the proposed use of proceeds thereof (except to the extent determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of the indemnified party).

Defaulting Lenders:	The Credit Documentation will contain the Administrative Agent’s customary provisions in respect of defaulting lenders.

Governing Law and Forum:	State of New York.

Counsel to the Administrative Agent and Lead Arranger:	Sidley Austin LLP.

ANNEX I TO EXHIBIT B

Interest and Certain Fees

Interest Rate Options:	The Borrower may elect that the Revolving Credit Loans comprising each borrowing bear interest at a rate per annum equal to:

the ABR plus the Applicable Margin; or

the Adjusted LIBO Rate plus the Applicable Margin;

provided, that all Swing Line Loans shall bear interest based upon the ABR.

As used herein:

“ABR” means the greatest of (i) the rate of interest publicly announced by JPMCB as its prime rate in effect at its principal office in New York City (the “Prime Rate”), (ii) the federal funds effective rate from time to time plus 0.5% and (iii) the Adjusted LIBO Rate for a one month interest period on the applicable date plus 1%.

“Adjusted LIBO Rate” means the LIBO Rate, as adjusted for statutory reserve requirements for eurocurrency liabilities and other applicable mandatory costs.

“Applicable Margin” means (i) 2.50% in respect of Eurodollar Loans and (ii) 1.50% in respect of ABR Loans.

“LIBO Rate” means the rate at which eurodollar deposits in the London interbank market for one, two, three or six months (as selected by the Borrower) are quoted on the applicable Reuters screen.

Interest Payment Dates:	In the case of Revolving Credit Loans bearing interest based upon the ABR (“ABR Loans”), quarterly in arrears.

In the case of Revolving Credit Loans bearing interest based upon the Adjusted LIBO Rate (“Eurodollar Loans”), on the last day of each relevant interest period and, in the case of any interest period longer than three months, on each successive date three months after the first day of such interest period.

Commitment Fees:

The Borrower shall pay a commitment fee calculated at a rate per annum equal to 0.50% on the average daily unused amount of the Revolving Credit Facility, payable quarterly in arrears. For purposes of calculating the commitment fee, Swing Line Loans shall not be considered usage of the Revolving Credit Facility.

Letter of Credit Fees:	The Borrower shall pay a commission on all outstanding Letters of Credit at a per annum rate equal to 2.50% on the face amount of each such Letter of Credit. Such commission shall be shared ratably among the Lenders under the Revolving Credit Facility (including the Administrative Agent in its capacity as a Lender) and shall be payable quarterly in arrears.

A fronting fee equal to 0.125% per annum on the face amount of each Letter of Credit shall be payable quarterly in arrears to the Issuing Lender for its own account. In addition, customary administrative, issuance, amendment, payment and negotiation charges shall be payable to the Issuing Lender for its own account.

Default Rate:

After default, the applicable interest rate and Letter of Credit Fee will be increased by 2% per annum (and new Eurodollar Loans may be suspended). Overdue interest, fees and other amounts shall bear interest at 2% above the rate applicable to ABR Loans.

Rate and Fee Basis:

All per annum rates shall be calculated on the basis of a year of 360 days (or 365/366 days, in the case of ABR Loans the interest rate payable on which is then based on the Prime Rate) for actual days elapsed.

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EXHIBIT C

PROJECT IRONWOOD

Conditions

The availability of the Revolving Credit Facility shall be subject to the satisfaction of the following conditions (subject to the Limited Conditionality Provision). Capitalized terms used but not defined herein have the meanings set forth in the Commitment Letter to which this Exhibit C is attached and in Exhibits A and B thereto.

1. The Borrower and the Guarantors shall have executed and delivered the Credit Documentation on terms consistent with (and prepared in accordance with the documentation principles set forth in) the Commitment Letter, and the Commitment Parties shall have received customary closing certificates (including a solvency certificate from the chief financial officer in the form attached hereto as Annex I hereto), documents, instruments and legal opinions.

2. On the Closing Date, after giving effect to the Transactions, neither the Borrower nor any of its subsidiaries shall have any material indebtedness for borrowed money other than the Revolving Credit Facility, the currently existing BAML credit facility referenced in Annex A to the Commitment Letter and certain other indebtedness to be mutually agreed upon.

3. The Borrower shall have accepted for payment the shares of the Target validly tendered and not withdrawn pursuant to the “Offer” (as defined in the Acquisition Agreement) promptly after the expiration date of the Offer and all conditions to the Offer, including the “Minimum Condition” (as defined in the Acquisition Agreement), shall have been satisfied in accordance with the terms of the Acquisition Agreement, substantially concurrently with the initial funding of the Revolving Credit Facility, and no provision thereof shall have been amended or waived in a manner material and adverse to the interests of the Lenders (it being understood and agreed that (i) an increase in the purchase price by less than or equal to 20% shall be deemed not material and adverse to the Lenders, (ii) an increase in the purchase price by more than 20% shall be deemed material and adverse to the lender (and for purposes of this paragraph, no increase in the purchase price resulting from a change in the Borrower’s stock price shall be counted)s, (iii) a decrease in the purchase price by more than 10% shall be deemed material and adverse to the lenders, and (iv) a change to the definition of “Company Material Adverse Effect” shall be deemed to be a material amendment), and no consent that is material and adverse to the Lenders shall have been given thereunder, in each case, without the prior written consent of the Commitment Parties (not to be unreasonably withheld, delayed or conditioned).

4. The closing of the Revolving Credit Facility shall have occurred on or before the Expiration Date.

5. The Commitment Parties shall have received (a) audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of each of the Borrower and the Target and their respective subsidiaries, for the three most recently completed fiscal years ended at least 90 days before the Closing Date, (b) unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of each of the Borrower and the Target and their respective subsidiaries, for each subsequent fiscal quarter ended at least 45 days before the Closing Date; provided that filing of the required financial statements on form 10-K and form 10-Q by the Borrower and the Target (as applicable) will satisfy the foregoing requirements and (c) satisfactory financial statement projections through and including the Borrower’s 2018 fiscal year, together with such information as the Commitment Parties shall reasonably request (including, without limitation, a detailed description of the assumptions used in preparing such projections).

6. The Commitment Parties shall have received a pro forma consolidated balance sheet and related pro forma consolidated statement of income of the Borrower and its subsidiaries as of and for the twelve-month period ending on the last day of the most recently completed four-fiscal quarter period ended at least 45 days prior to the Closing Date, prepared after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such statement of income).

7. The representations and warranties in the Credit Documentation shall be true and correct in all material respects (and in all respects if qualified by materiality or material adverse effect) subject to the Limited Conditionality Provision.

8. No default or event of default shall exist at the time of, or after giving effect to, the extensions of credit on the Closing Date.

9. Compliance with all applicable requirements of law, including Regulations T, U and X Board of Governors of the Federal Reserve System.

10. All fees and expenses due to the Commitment Parties and the Lenders shall have been paid or shall have been authorized to be deducted from the proceeds of the initial fundings under the Revolving Credit Facility.

11. All agreements, documents and instruments necessary to create and perfect the Administrative Agent’s first priority security interest (subject to liens permitted under the Credit Documentation) in the Collateral shall have been executed and delivered and, if applicable, be in proper form for filing; provided, however, that with respect to the creation or perfection of a security interest in any intended Collateral, if the creation or perfection of the Administrative Agent_s security interest in such intended Collateral is not or cannot reasonably be accomplished prior to the Closing Date (other than the pledge and perfection of security interests (i) in assets with respect to which a lien may be perfected solely by the filing of a financing statement under the Uniform Commercial Code (“UCC”) and (ii) in capital stock of domestic subsidiaries with respect to which a lien may be perfected by the delivery of a stock certificate) after use of commercially reasonable efforts to do so without undue delay, burden or expense, then such Collateral shall not constitute a condition precedent to the borrowing under the Revolving Credit Facility if the Borrower agrees to deliver or cause to be delivered such documents and instruments, and take or cause to be taken such other actions as may be required to perfect such security interests, within a reasonable period after the Closing Date to be mutually agreed.

ANNEX I TO EXHIBIT C

SOLVENCY CERTIFICATE

[                    ]

This Solvency Certificate (this “Certificate”) is furnished to the Administrative Agent and the Lenders pursuant to Section [    ] of the Credit Agreement, dated as of [            ], among Integrated Device Technology, Inc., the lenders from time to time party thereto and JPMorgan Chase Bank, N.A. as Administrative Agent (the “Credit Agreement”). Unless otherwise defined herein, capitalized terms used in this Certificate shall have the meanings set forth in the Credit Agreement.

I, [                    ], the Chief Financial Officer of the Borrower (after giving effect to the Transactions), in that capacity only and not in my individual capacity (and without personal liability), DO HEREBY CERTIFY on behalf of the Borrower that as of the date hereof, after giving effect to the consummation of the Transactions (including the execution and delivery of the Acquisition Agreement and the Credit Agreement, the making of the Loans and the use of proceeds of such Loans on the date hereof):

1. The sum of the liabilities (including contingent liabilities) of the Borrower and its Subsidiaries, on a consolidated basis, does not exceed the fair value of the present assets of the Borrower and its Subsidiaries, on a consolidated basis.

2. The present fair saleable value of the assets of the Borrower and its Subsidiaries, on a consolidated basis, is greater than the total amount that will be required to pay the probable liabilities (including contingent liabilities) of the Borrower and its Subsidiaries as they become absolute and matured.

3. The capital of the Borrower and its Subsidiaries, on a consolidated basis, is not unreasonably small in relation to their business as contemplated on the date hereof.

4. The Borrower and its Subsidiaries, on a consolidated basis, have not incurred and do not intend to incur, or believe that they will incur, debts or other liabilities, including current obligations, beyond their ability to pay such debts or other liabilities as they become due (whether at maturity or otherwise).

5. The Borrower and its Subsidiaries, on a consolidated basis, are “solvent” within the meaning given to that term and similar terms under applicable laws relating to fraudulent transfers and conveyances.

6. For purposes of this Certificate, the amount of any contingent liability has been computed as the amount that, in light of all of the facts and circumstances existing as of the date hereof, represents the amount that can reasonably be expected to become an actual or matured liability.

7. In reaching the conclusions set forth in this Certificate, the undersigned has (i) reviewed the Credit Agreement and other Loan Documents referred to therein and such other documents deemed relevant, (ii) reviewed the financial statements (including the pro forma financial statements) referred to in Section [    ] of the Credit Agreement (the “Financial Statements”) and (iii) made such other investigations and inquiries as the undersigned has deemed appropriate. The undersigned is familiar with the financial performance and prospects of the Borrower and its Subsidiaries and hereby confirms that the Financial Statements were prepared in good faith and fairly present, in all material respects, on a pro

forma basis as of [            ] (after giving effect to the Transactions), the Borrower’s and its Subsidiaries’ consolidated financial condition.

8. The financial information and assumptions which underlie and form the basis for the representations made in this Certificate were fair and reasonable when made and were made in good faith and continue to be fair and reasonable as of the date hereof.

9. The undersigned confirms and acknowledges that the Administrative Agent and the Lenders are relying on the truth and accuracy of this Certificate in connection with the Commitments and Loans under the Credit Agreement.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, I have executed this Certificate as of the date first written above.

INTEGRATED DEVICE TECHNOLOGY, INC.

By:
Name:
Title:	Chief Financial Officer

C-1